Exhibit 99.1

            Itron to Acquire Distribution Partner in Brazil

    SPOKANE, Wash.--(BUSINESS WIRE)--April 11, 2006--Itron Inc. (NASDAQ:ITRI) announced today an agreement to acquire the stock of ELO Sistemas e Tecnologia Ltda. ("ELO Tecnologia"). The acquisition is expected to close in the second quarter of 2006.
    ELO Tecnologia sells, installs and services electric meters, automatic meter reading ("AMR") equipment and related systems in Brazil and elsewhere in South America. Meter services provided by ELO Tecnologia include field investigation services, theft and inaccurate meter analysis, installation and other services.
    ELO Tecnologia has been Itron's distributor in South America since November 2004 and has been manufacturing Itron's CENTRON(R) solid-state electricity meters in Brazil since June 2005. Together, the two companies sold more than 85,000 CENTRON meters to utilities in Brazil in 2005, and have received orders for an additional 40,000 CENTRON meters to date in 2006. There are approximately 60 million installed electricity meters in Brazil. The estimated market opportunity is approximately 3 million meters annually and is expected to grow.
    Once the acquisition closes, Itron will have offices and a manufacturing assembly facility in Campinas and Sao Paulo, with approximately 80 employees performing sales, manufacturing, field investigations, installations and other services, and administrative functions.
    "ELO Tecnologia has an excellent reputation for quality and innovation and long standing customer relationships in South America," said Doug Staker, Itron's vice president and general manager, international. "The CENTRON product has been well received and the business case for solid-state meters is good. We look forward to combining the strengths of our two companies to further advance Itron's opportunities in South America. We are excited to have two of the founders and principals of ELO Tecnologia, Marcio Curi and Marcos Rizzo, both former managers with Schlumberger's electricity metering operations in South America, joining our global team. We also look forward to continuing our relationship with Gilberto Teixeira, president of ELO Eletronicos, as we continue to act as a distribution channel for ELO Eletronico's products."

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Nearly 3,000 utilities worldwide rely on Itron technology to provide the knowledge they require to optimize the delivery and use of energy and water. Itron creates value for its clients by providing industry-leading solutions for electricity metering; meter data collection; energy information management; demand response; load forecasting, analysis and consulting services; distribution system design and optimization; web-based workforce automation; and enterprise and residential energy management. To know more, start here: www.itron.com.

    About ELO:

    ELO Sistemas e Tecnologia Ltda is a metering provider for the South America market. With offices in Brazil and Chile, ELO Tecnologia is well recognized as a long-term supplier of quality electronic equipment and systems to the Brazilian and South American electricity supply market. ELO Tecnologia provides integrated product and system packages to utility companies. The company implements systems that make possible the automation of processes, as well as the treatment of information, with results that are directly reflected in the generation of value for their customers. More information is available at www.elotek.com.br
    Elo Sistemas Eletronicos has been serving the Brazilian electricity market since 1980. In 1993, Eletronicos introduced the concept of electronic metering for C&I applications to energy metering in Brazil and is a recognized leader and innovator in the Brazilian energy market.



    CONTACT: Itron Inc.
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com